Exhibit 99

TRIBUNE COMPANY TO APPEAL TAX COURT RULING

CHICAGO, Sept. 27, 2005 — Tribune Company (NYSE:TRB) said today it will immediately appeal a United States Tax Court ruling issued late this afternoon disallowing the 1998 tax-free reorganization of Matthew Bender, a former subsidiary of The Times Mirror Company. Tribune acquired Times Mirror in June 2000, and inherited the preexisting tax dispute at that time.

“We are disappointed by the court’s ruling,” said Crane Kenney, Tribune’s general counsel. “We look forward to our appeal in the Seventh Circuit.”

The exact amount of the tax deficiency has yet to be determined, but is estimated to be in the $1 billion range for both the Matthew Bender transaction and a similar transaction completed by Times Mirror in the same year. Over time, deductions for state taxes and interest will reduce the net cash outlay to approximately $850 million. The company’s current reserves connected to the litigation total approximately $250 million. The company intends to pay the tax promptly through the issuance of commercial paper.

These tax issues are covered by purchase accounting related to the Times Mirror acquisition. On a preliminary basis the company anticipates that approximately $500 million will be added to goodwill on Tribune’s balance sheet and that approximately $125 million (after taxes) will be charged to the company’s income statement in the third quarter.

CONFERENCE CALL/WEBCAST

The company will conduct a conference call tomorrow, Sept. 28 at 8 a.m. CT (9 am ET, 6 am PT) to discuss the Tax Court ruling and accounting issues. To access the call, dial 877/847-0401 (domestic) or 706/679-5349 (international). The conference ID number is 1150528. Replays of the conference call will be available from Sept. 28 through Oct. 5. To hear the replay, dial 800/642-1687 (domestic) or 706/645-9291. The access code for the replay is 1150528.

A live webcast will be accessible through www.tribune.com and through CCBN at www.ccbn.com. An archive of the webcast will be available from Sept. 28 to Oct. 5.

TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations, and websites in the nation’s top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications such as Spanish-language Hoy. The company’s broadcasting group operates 26 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business or financial results. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. The Company’s next 10-Q report to be filed with the SEC may contain updates to the information included in this release.

MEDIA CONTACT: Gary Weitman 312/222-3394 (office) 312/222-1573 (fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (office) 312/222-1573 (fax) rmusil@tribune.com